Exhibit 99.1

Fortress International Group Inc. Reports 2006 Financial Results and 2006 Preliminary Summary Financial Data for Total Site Solutions (TSS)

COLUMBIA, Md., March 14 /PRNewswire-FirstCall/ -- Fortress International Group, Inc. (OTC Bulletin Board: FAAC), formerly Fortress America Acquisition Corporation, today reported its financial results for the fourth quarter and year ended December 31, 2006. Fortress America is a special purpose acquisition company formed on December 20, 2004 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, operating businesses in the fast-growing homeland security industry. Effective January 19, 2007, the Company acquired all of the outstanding membership interests of each of VTC, L.L.C. and Vortech, LLC. (collectively Total Site Solutions or TSS) and simultaneously changed its name to “Fortress International Group, Inc.” Therefore, financial results as of December 31, 2006 reflect those results prior to the acquisition of TSS.

Fortress International Group is also reporting below, year ended 2006 summary financial data for TSS, which subsequent to the January 2007 acquisition comprised the Company’s business operations.

TSS 2006 Highlights:

*	Revenues reached $60.2 million in 2006 versus $58.6 million in 2005
*	Gross profit increased to $12 million in 2006 versus $8.6 million in 2005 a 39.5% increase
*	Operating income of $3.5 million in 2006 versus $2.9 million in 2005
*	A new sales team was built in 2006
*	The company added 107 new customers in 2006
*	Backlog consists of higher margin, faster turning short term projects

“Total Site Solutions ended 2006 a very different, and much stronger company than how it began the year,” said Tom Rosato, Chief Executive Officer. “The biggest hurdle we faced as we began the year was to implement a sales strategy designed to diversify our customer base and expand into the commercial marketplace. To help accomplish that, we added 8 new salespersons to our newly established sales unit during the course of the year. These salespeople were hired throughout the year, and generated more than 300 new business proposals during that time, a 300% increase over the prior year. We won more than 50% of these proposals to date, adding 107 new customers who brought in more than $41 million in revenue. This new business activity has continued into the new year with new proposal activity up more than 3 fold in the first two months of 2007 over the same period last year.”

“At the same time, the nature of our backlog has strengthened considerably. Instead of a backlog that consists of long-term construction management projects where revenue is realized over an extended period of time, the focus of our new business efforts has been on shorter term projects that we can complete faster and realize the revenue sooner. Better still, these projects tend to be in the Facilities Management and Technology Consulting units where margins are much higher than in Construction Management.”

“This increase in new business activity also resulted in a substantial reduction in our dependence on government contracts in general as more than 80% of the new business proposals we generated focused on the commercial sector. Specifically, this new business activity also had a dramatic impact on reducing the concentration of revenues with one customer in particular. For example, in 2005, 78% of our revenues came from one customer. In 2006, that dropped to 63% but more importantly, this customer currently represents only about $4.4 million of our current backlog. Furthermore, with the increased volume of new business proposals currently being drafted, we expect the 2007 contribution to revenues from this one client to be less than 20% for the year ended 2007.”

“Finally, a key element of our current backlog is how it represents a precursor to follow-on business. Much of our business comes through the door as a Technology Consulting contract. Every time a customer contracts us for a Technology Consulting project, there is almost always a significant amount of follow-on business that was the initial motive for engaging us in the first place. Of the $41 million in new business we won in 2006, we have identified an additional $50 million in possible follow-on business with the same customers that we believe we have a strong chance of winning during the course of 2007. Combined with our steadily increasing volume of new business proposal activity, we believe that 2007 could shape up to be a very strong year.”

“2006 was a transition year for Total Site Solutions. We spent a significant portion of the year preparing to be acquired and become a public company. That acquisition is now behind us and we can now derive the benefits of that merger. For example, the acquisition has brought in nearly $25 million in cash and has significantly strengthened our balance sheet. Our bonding capacity has risen preliminarily to $125 million dollars which allows us to compete for much larger pieces of business, and we are embarking on an acquisition strategy designed to add to our existing customer base and facilities management capabilities. We believe we are focused on a high growth niche of the mission-critical marketplace and we look forward to successfully building the company and creating shareholder value.”

The Company will conduct a conference call and webcast to discuss its financial results at 10:00 a.m. ET today. The call may be accessed live by dialing (800) 289-0552 5 minutes before the start of the call. A live webcast may be accessed via the Internet at:

www.totalsiteteam.com

The webcast and conference call will be archived after its completion and will remain available through March 28, 2007 by dialing (888) 203-1112 and entering replay passcode 3454698.

ABOUT FORTRESS

Fortress was established in December 2004 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, operating businesses in the homeland security industry. On January 19, 2007, Fortress closed its acquisition of VTC, L.L.C. and Vortech, LLC.

ABOUT TOTAL SITE SOLUTIONS

VTC, L.L.C., doing business as Total Site Solutions (“TSS”), supplies industry and government with secure data centers and other mission critical facilities designed to survive terrorist attacks, natural disasters, and blackouts. TSS’s comprehensive suite of services, multi-disciplinary expertise, and products provide customers a single source for critical deliverables. Headquartered in the Baltimore-Washington Corridor, with offices in San Francisco and Atlanta, TSS clients and the end users of its services include the world’s most demanding organizations, including Fortune 500 firms and U.S. Government agencies. For more information, call 888-321- 4TSS (4877) or visit www.totalsiteteam.com.

ABOUT VORTECH, LLC

Vortech, LLC (“Vortech”) provides secure data and voice networks as well as redundant power for government and industry mission-critical facilities. A leader in structured cabling solutions, power system installations, and emergency power solutions for data center and high technology environments, Vortech also provides value-added systems and network integration services for perimeter security and access control where physical security and information technology intersect. For more information, visit www.govortech.com.

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”-that is, statements related to future-not past-events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.

Fortress America Acquisition Corporation
(a corporation in the development stage)
Statement of Operations

	For the Year	For the Quarter
	Ended	Ended
	December 31, 2006	December 31, 2006
Income
Net interest income	$1,666,806	$449,400
Total income	$1,666,806	$449,400
Expenses
Formation and operating costs	$689,120	$261,342

Net income for the period before income taxes	$977,686	$188,058

State and federal income taxes	$332,414	$63,940

Net income for the period	$645,272	$124,118

Weighted average number of shares outstanding-basic and diluted	9,550,000	9,550,000

Net income per share - basic and diluted	0.07	0.01

Company Contact:
Harvey Weiss
Chairman of the Board
Fortress International Group
Phone: 410.312.9988 x 225

Investor Relations:
John McNamara
Cameron Associates
(212) 245-8800 Ext. 205
john@cameronassoc.com